Mr. Bruce Rosenberg

Treasurer

State Street Institutional Investment Trust

c/o SSGA Funds Management, Inc.

1 Iron Street

Boston, Massachusetts 02210

RE:	State Street Institutional Investment Trust Fee Waiver and/or Expense Reimbursement Arrangements

December 30, 2024

Dear Mr. Rosenberg:

Section I. Total Annual Fund Operating Expense Arrangements

SSGA Funds Management, Inc. (“SSGA FM”), as adviser to each series (each a “Fund” and collectively, the “Funds”) of the State Street Institutional Investment Trust (the “Trust”), agrees until the date listed in the “Expiration Date” column below (the “Expiration Date”):

(a)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund to the extent that Total Annual Fund Operating Expenses (exclusive of nonrecurring account fees, interest, taxes, extraordinary expenses, and distribution, shareholder servicing, and sub-transfer agency fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds:

Fund Name	Expense Limitation	Expiration Date
State Street Target Retirement 2070 Fund	0.09%	April 30, 2026

Each of the above stated fee waiver and/or expense reimbursement arrangement set forth in Section I(a) supersedes any prior fee waiver and/or expense reimbursement arrangement for the applicable Fund and (ii) may only be terminated during the relevant period with the approval of the Fund’s Board of Trustees. SSGA FM and a Fund Officer are authorized to take such actions as they deem necessary and appropriate to continue the above stated waiver and/or expense reimbursement arrangement for additional periods, including of one or more years, after the Expiration Date.

If the arrangements in Section I of this memorandum are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

/s/ Jeanne LaPorta
By:
Jeanne LaPorta President

Accepted and Agreed:
STATE STREET INSTITUTIONAL INVESTMENT TRUST, ON BEHALF OF THE FUNDS NAMED ABOVE

/s/ Bruce Rosenberg
By:
Bruce Rosenberg
Treasurer